COPY

Loan No. RI0218T02F

REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated August 21, 2012 (the "MLA"), is entered into as of June 30, 2014 between **FARM CREDIT SERVICES OF AMERICA, FLCA** ("Lead Lender") and **LINCOLNWAY ENERGY, LLC, Nevada, Iowa** (the "Company"), and amends and restates the Supplement dated April 17, 2013 and numbered RI0218T02E.

SECTION 1. The Revolving Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, Lead Lender agrees to make loans to the Company from the date hereof, up to and including November 1, 2019, in an aggregate principal amount not to exceed, at any one time outstanding, $11,000,000.00 less the amounts scheduled to be repaid during the period set forth below in Section 5 (the "Commitment"). Within the limits of the Commitment, the Company may borrow, repay, and reborrow.

SECTION 2. Purpose. The purpose of the Commitment is to provide working capital to the Company and to finance construction projects related to conversion to natural gas.

SECTION 3. Term. Intentionally Omitted.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A) **One-Month LIBOR Index Rate.** At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on "Eurocurrency Liabilities" [as hereinafter defined] for banks subject to "FRB Regulation D" [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 3.45% above the rate reported at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent (as that term is defined in the MLA) from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on the first "U.S. Banking Day" (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first "U.S. Banking Day" of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) "U.S. Banking Day" shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (2) "Eurocurrency Liabilities" shall have the meaning as set forth in "FRB Regulation D"; and (3) "FRB Regulation D" shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B) **Quoted Rate.** At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period

shall be 30 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

(C) **LIBOR.** At a fixed rate per annum equal to "LIBOR" (as hereinafter defined) plus 3.45%. Under this option: (1) rates may be fixed for "Interest Periods" (as hereinafter defined) of 1, 2, 3, 6, or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be five; and (4) rates may only be fixed on a "Banking Day" (as hereinafter defined) on three Banking Days' prior written notice. For purposes hereof: (a) "LIBOR" shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on "Eurocurrency Liabilities" [as hereinafter defined] for banks subject to "FRB Regulation D" [as herein defined] or required by any other federal law or regulation) reported at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market); (b) "Banking Day" shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) "Interest Period" shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) "Eurocurrency Liabilities" shall have meaning as set forth in "FRB Regulation D"; and (e) "FRB Regulation D" shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company's local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent's request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above,

at Agent's option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5. Promissory Note. The Company promises to repay on the date of each reduction in the Commitment, the outstanding principal, if any, that is in excess of the available balance. The available balance shall be decreased by $2,000,000.00 on the 1st day of each November beginning November 1, 2015, and continuing through and including November 1, 2018, followed by a final reduction at the expiration of the Commitment on November 1, 2019, at which time any outstanding balance shall be due and payable in full. If any installment due date is not a day on which Agent is open for business, then such payment shall be made on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 7. Letters of Credit. In addition to loans, the Company may utilize, if agreeable to Agent in its sole discretion in each instance, the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after Agent's receipt of a duly completed and executed copy of Agent's then current form of Application and Reimbursement Agreement, or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement. Each letter of credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the Commitment.

SECTION 8. Security. The Company's obligations hereunder and, to the extent related hereto, under the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

SECTION 9. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment at the rate of 0.50% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA	**LINCOLNWAY ENERGY, LLC**
By: ____________________	By: [signature]
Title: ____________________	Title: Interim CFO

7/17/14

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA	LINCOLNWAY ENERGY, LLC
By: Kathryn J. Frahm	By: ______
Title: VP Commercial Lender	Title: ______